Exhibit 10.2

FULLY DISCLOSED CLEARING AGREEMENT

BETWEEN

SIDOTI & COMPANY LLC

AND

CONVERGEX EXECUTION SOLUTIONS LLC

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TABLE OF CONTENTS

1.0	REPRESENTATIONS, WARRANTIES AND COVENANTS		1

1.1		Broker	1
	1.1.1	Registration	1
	1.1.2	Authority to Enter Agreement	1
	1.1.3	Compliance with Rules and Regulations	1
	1.1.4	Transactions Subject to Penny Stock Disclosure Rules	2
	1.1.5	No pending Actions, Investigations or Inquiries	2
	1.1.6	Net Capital	2
	1.1.7	Accuracy of Representations, Warranties and Covenants	2
1.2		ConvergEx	2
	1.2.1	Registration	2
	1.2.2	Authority to Enter Agreement	2
	1.2.3	Compliance with Registration	2
	1.2.4	Reports Available to Broker	2
	1.2.5	Accuracy of Warranties and Representations	3

2.0	MAINTENANCE OF BOOKS AND RECORDS		3

2.1		Current Reports	3
2.2		Regulatory Reports and Records	3
2.3		Stock Records	3

3.0	RELATIONSHIP WITH CUSTOMERS		3

3.1		New Accounts	3
	3.1.1	Acceptance of New Accounts	3
	3.1.2	Supervision of Orders and Accounts	3
	3.1.3	Option Accounts	4
	3.1.4	Proprietary Accounts	4
	3.1.5	Customer Complaints	4
	3.1.6	Lost, Stolen and Forged Securities	4
	3.1.7	Placement Activities	4
	3.1.8	Marketmaking	5
	3.1.9	Restricted and Control Stock Requirements	5
	3.1.10	DVP Transactions	5
	3.1.11	Open Orders	5
	3.1.12	Prospectus Deliveries	5
	3.1.13	Securities Investor Protection Act	5
	3.1.14	Tax Reporting	5
	3.1.15	Soft-Dollar Arrangements	5
	3.1.16	Directed Arrangements	6
	3.1.17	Step-Outs	6
3.2		Extension of Credit	6
	3.2.1	Presumption of Cash Accounts	6
	3.2.2	Margin Maintenance and Compliance with Regulation T	6
	3 2 3	Margin Calls and Actions Upon Failure to Meet Margin Calls	6
	3.2.4	Extension of Nonpurpose Credit	7
	3.2.5	Disclosures Pursuant to Rule 10b-16 and Charging of Interest	7
3.3		Maintenance of Books and Records	7
3.4		Receipt and Delivery of Funds and Securities	7
	3.4.1	Cashiering Functions	7
	3.4.2	Purchases	7
	3.4.3	Sales
	3.4.4	When Issued Transactions	7

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	3.4.5	Funds or Securities Received by Broker	7
	3.4.6	Payment of Dividends and Handling of Exchange of Tender Offers, Rights, Warrants and Redemptions	7
	3.4.7	Broker’s Responsibilities Under This Section	7
	3.4.8	Check Writing Authority	8
	3.4.9	Restricted and Control Stock Requirements	8
3.5		Safeguarding of Funds and Securities	8
3.6		Confirmations and Statements	8
3.7		Acceptance of Orders and Executions of Transactions	8
	3.7.1	Responsibility to Accept or Reject Trades	8
	3.7.2	Responsibility for Errors in Execution	9
	3.7.3	Best Execution	9
3.8		Trade Discrepancies	9
3.9		Instructions	9
3.10		Relationship with Trade Facilities	9
3.11		Data, Software, Hardware, Electronic Order Entry Systems, Etc.; Exclusion of Warranties	9

4.0	COMPLIANCE WITH REQUESTS FOR INFORMATION		10

5.0	OTHER CLEARING AGREEMENTS		10

6.0	FEES AND SETTLEMENTS		10

6.1		Commissions; Fees for Clearing Services	10
6.2		Settlement Account	10
6.3		Error Account	11

7.0	CASH DEPOSIT; REMEDIES ON DEFAULT		11

7.1		Establishment of a Deposit Account	11
7.2		ConvergEx Right to Offset Commissions and Deposits	11
7.3		Increases in Amount of Deposit	11
7.4		Remedies Upon Broker’s Failure to Provide Increased Cash Deposit	11
7.5		Convergex Right to Place a Lien on Proprietary Accounts	12

8.0	LIABILITY AND INDEMNIFICATION		12

8.1		Liability of Broker	12
8.2		Liability of ConvergEx	12
8.3		Defense of Indemnifiable Actions	12
8.4		Force Majeure	13

9.0	TERM AND TERMINATION OF AGREEMENT		13

9.1		Termination for Cause	13
9.2		No Solicitation	14
9.3		Termination Fee	14

10.0	TRANSFER OF ACCOUNTS AND CONFIDENTIALITY		14

10.1		Transfers	14
10.2		Confidentiality	14
	10.2.1	Breach of Confidentiality	15

11.0	THIRD-PARTY RELATIONS		15

11.1		Disclosure Of Relationship With ConvergEx	15
11.2		Non-Exclusivity	15
11.3		Use of Third Party Services	15
11.4		Prime Broker Notification	15
11.5		Secondary or “Piggyback” Brokers	16

12.0	PROPRIETARY ACCOUNTS OF INTRODUCING BROKER		16

12.1		PAIB Reserve Computation	16

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12.2	All Proprietary Accounts	16
12.3	Time of Preparation	16
12.4	Special Reserve Account for the Exclusive Benefit or Customers	16
12.5	Deposit Requirement	16
12.6	Dea Notification	16
12.7	Treatment of Receivables	16
12.8	PAIB No-Action Letter	17

13.0	ORDER AUDIT TRAIL SYSTEM REPORTING	17

14.0	MISCELLANEOUS	17

14.1	Arbitration	17
14.2	Provisional Judicial Remedies	17
14.3	Applicable Law	17
14.4	Assignment	17
14.5	Amendments	17
14.6	Training Expenses	17
14.7	Severability	17
14.8	Telephone Conversations	17
14.9	Survival	18
14.10	Notices	18

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FULLY DISCLOSED CLEARING AGREEMENT

This Agreement is made and entered into as of the 30th day of May, 2012 by and between ConvergEx Execution Solutions LLC (“ConvergEx”), a Delaware limited liability company, and Sidoti & Company LLC (“Broker”), a limited liability company. This Agreement shall be deemed effective at 12:01 AM on the first day business is transacted after approval is granted by the Financial Industry Regulatory Authority (“FINRA”) (the “Commencement Date” as defined in the body of this Agreement).

RECITALS

WHEREAS, Broker is registered with the Securities and Exchange Commission (“SEC”) or the applicable foreign equivalent as a broker-dealer and engages in the business of providing securities and investment services to its customers (“Customers”), but has elected not to clear and settle transactions for its proprietary and/or customer accounts: and

WHEREAS, ConvergEx is registered with the SEC as a broker-dealer and engages in the business of clearing and settling transactions for other broker-dealers and financial intermediaries and their customers; and

WHEREAS, the parties intend that Broker will introduce certain of Broker’s proprietary and customer transactions to ConvergEx on a fully disclosed basis for clearing and settlement, and that ConvergEx as an independent contractor may elect to clear and settle transactions for such introduced transactions (the proprietary and customer accounts of Broker being referred to herein as “Accounts”) pursuant to the terms and conditions hereof; and

WHEREAS, the parties do not intend that a joint venture, partnership, agency or other relationship be created as between them.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties intending to be legally bound, hereby agree as follows:

1.0	REPRESENTATIONS, WARRANTIES AND COVENANTS

1.1	Broker

Broker represents, warrants and covenants that:

1.1.1	Registration.

Broker is, and at all times during the term of this Agreement will remain, duly registered and in good standing as a broker dealer with the SEC and is a member firm in good standing of the FINRA and of every national securities exchange or other securities association of which Broker is a member, and of the Securities Investor Protection Corporation (“SIPC”). Broker is also duly licensed as a broker dealer in every state and each jurisdiction where the nature of the business conducted or the location of its employees makes such license necessary. In the event Broker is not required to register as a broker-dealer in the U.S., Broker represents and warrants that it is, and at all times during the term of this Agreement will remain, duly registered and in good standing with each governmental authority, regulatory body and/or self-regulatory organization (“SRO”) (including without limitation any exchange or market) to whose jurisdiction it is subject or of which it is a member.

1.1.2	Authority to Enter Agreement.

Broker has all requisite authority, whether arising under Applicable Regulations (as defined below) or otherwise, to enter into this Agreement and to perform and discharge the duties and obligations apportioned to it in accordance with the terms hereof.

1.1.3	Compliance with Rules and Regulations.

Broker is in compliance, and during the term of this Agreement will remain in compliance, with (i) all applicable laws, statutes, regulations, rules, codes, ordinances, decrees, writs or orders enacted, adopted issued or promulgated by any governmental authority, regulatory body or SRO and (ii) the registration, qualification, capital, financial reporting, customer protection, and other requirements of every SRO of which Broker is a member, of the SEC (or foreign equivalent) and of every country or state to which jurisdiction Broker and each of its employees are subject. (The laws, rules, regulations, constitutions, by-laws, stated policies and interpretations, and customs and usage of each foreign or U.S. (federal, state or local) government, governmental authority, regulatory body, exchange, market, clearinghouse or SRO having jurisdiction over ConvergEx or Broker or any transaction Broker introduces or attempts to introduce to ConvergEx, are collectively referred to herein as “Applicable Regulations”.) ConvergEx shall not, by virtue of entering into this Agreement with Broker or discharging its obligations hereunder, become subject to any Applicable Regulations of any foreign country, governmental authority, regulatory body or SRO (“foreign regulations”). Broker acknowledges and agrees that all activities under this Agreement are subject to the Applicable Regulations and nothing in this Agreement shall require ConvergEx to take or

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refrain from any action ConvergEx reasonably believes constitutes a violation of such Applicable Regulations.

1.1.4	Transactions Subject to Penny Stock Disclosure Rules.

Broker shall not. without the prior written consent of ConvergEx in its sole discretion, introduce transactions in “designated securities” (as defined in Section 3(a)(51) of the Securities Exchange Act of 1934, as amended; hereinafter, the “Exchange Act”) to ConvergEx for execution, clearing or settlement that are or will be subject to the Penny Stock Disclosure Rules of Exchange Act Section 15(g) and Rules 15g-2 through 15g-6 hereunder.

1.1.5	No pending Actions, Investigations or Inquiries

Broker has disclosed to ConvergEx every material action, suit, investigation inquiry, or proceeding (formal or informal) pending or threatened against or affecting Broker, any of its affiliates, or any officer, director, or general securities principal or financial operations principal of Broker, or its or their respective property or assets, by or before any court or other tribunal, any arbitrator, any governmental authority, or any SRO of which any of them is a member.

1.1.6	Net Capital.

Broker shall maintain minimum net capital equal to the greater of: (a) the amount specified on Exhibit 2 or (b) 120% of the minimum net capital required by Applicable Regulations for a similarly situated broker-dealer. Broker shall notify ConvergEx in advance of any withdrawal of more than 10% of its net capital, regardless of the purpose. Broker also shall immediately, but not later than the same business day, notify ConvergEx of any instance in which (a) Broker’s net capital drops below the minimum required under Applicable Regulations, (b) Broker’s Aggregate Indebtedness Ratio reaches or exceeds 10 to 1, (c) Broker’s net capital is less than 5% of aggregate debit items computed in accordance with Applicable Regulations, or (d) Broker’s tentative net capital has declined by 20% or more from the amount reported in its most recent FOCUS report.

1.1.7	Accuracy of Representations, Warranties and Covenants.

Broker will notify ConvergEx promptly if any of the representations, warranties and covenants set forth in this Section 1.1 cease to be true.

1.2	ConvergEx

ConvergEx represents and warrants that:

1.2.1	Registration.

ConvergEx is duly registered and in good standing as a broker-dealer with the SEC and is a member firm in good standing of the NYSE, FINRA and SIPC.

1.2.2	Authority to Enter Agreement.

ConvergEx has all requisite authority, whether arising under applicable federal or state law, or the rules and regulations of any SRO to which ConvergEx is subject, to enter into this Agreement and to discharge the duties and obligations apportioned to it in accordance with the terms hereof.

1.2.3	Compliance with Registration.

ConvergEx is in material compliance, and during the term of this Agreement will remain in material compliance, with the registration, qualification, capital, financial reporting, customer protection and other requirements of every SRO of which ConvergEx is a member, of the SEC and of every state in which it is licensed as a broker-dealer.

1.2.4	Reports Available to Broker.

Pursuant to FINRA Rule 4311, ConvergEx will furnish Broker, upon execution of this Agreement and annually thereafter, with a list of the compliance reports Broker can choose to receive to assist Broker to supervise and monitor its Accounts in order for Broker to carry out its functions and responsibilities pursuant to this Agreement. ConvergEx will make available to Broker those compliance reports from the list that Broker requests in writing.

Pursuant to FINRA Rule 4311(h)(2). no later than July 1 annually, ConvergEx must give written notice to Broker’s chief executive and compliance officers, indicating as of the date of such notice, the list of compliance reports offered to Broker and those reports that are actually requested by Broker. A copy of this written notice must be provided to the Broker’s Designated Examining Authority (“DEA”) or (if none) to its appropriate regulatory authority.

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1.2.5	Accuracy of Warranties and Representations.

ConvergEx will notify Broker promptly if any of the representations, warranties and covenants set forth in this Section 1.2 cease to be true.

2.0	MAINTENANCE OF BOOKS AND RECORDS

2.1	Current Reports.

Broker, contemporaneously with its execution hereof, is providing to ConvergEx true, complete and correct copies of Broker’s current Monthly and/or Quarterly, as appropriate, FOCUS Report (pursuant to Section 17 of the Exchange Act and Rule 17a-5 hereunder) and its current Form BD. For purposes of this section, in the event Broker is not required to register as a broker-dealer in the U.S., it shall provide to ConvergEx the foreign regulations equivalents of the materials specified above.

2.2	Regulatory Reports and Records.

Broker agrees to promptly provide to ConvergEx throughout the term of this Agreement, true, complete and correct copies of (i) any amendments to Broker’s Form BD within five (5) calendar days of its filing with the SEC, (ii) any notices that Broker receives concerning any referral pursuant to Section 5(a) of the Securities Investor Protection Act of 1970 or any closer-than-normal surveillance or restrictions or limitations on Broker’s business from the SEC or from any SRO, all within one (1) business day of Broker’s receipt thereof, (iii) any action, suit, investigation, inquiry or proceeding, pending or threatened, against or affecting Broker or having a material impact on the capital or financial condition of Broker, by or before any court, arbitrator, governmental authority or SRO of which Broker is a member, all within three (3) business days of Broker’s receipt thereof, and (iv) any notices which Broker files with the SEC or any SRO pursuant to Section 17 of the Exchange Act and Rule 17a-11 at the same time and in the same manner as required under said Rule. ConvergEx shall comply with all applicable requirements under FINRA Rule 4311. In addition, Broker shall provide to ConvergEx within 10 days of them being finalized true and complete copies of each quarterly FOCUS Report and annual certified financial statement required pursuant to the Exchange Act.

For purposes of this section, in the event Broker is not required to register as a broker-dealer in the U.S.. it shall provide to ConvergEx the foreign regulations equivalents of the materials specified above.

2.3	Stock Records.

ConvergEx shall maintain stock records and other prescribed books and records of all transactions executed or cleared through it. Unless otherwise required by law, ConvergEx shall have an obligation to maintain, as required by applicable law, or make available to Broker, such books and records after termination of this Agreement. If ConvergEx does make such books and records available to Broker after the termination of this Agreement, Broker shall reimburse ConvergEx for its reasonable costs and expenses, if any, in retrieving such books and records.

3.0	RELATIONSHIP WITH CUSTOMERS

Except to the extent set forth in this Agreement, nothing in this Agreement shall be deemed or construed to confer any third-party beneficiary or other rights upon any Customer or other person not party hereto. As between Broker and ConvergEx, Broker shall be responsible for the relationship with its Customers. Accordingly, unless specifically allocated to ConvergEx hereunder. Broker shall retain responsibility for all duties and functions concerning the Accounts and Customers. Pursuant to FINRA Rule 4311, the following functions are specifically allocated between Broker and ConvergEx as follows.

3.1	New Accounts.

3.1.1	Acceptance of New Accounts.

Broker shall be responsible for opening and approving new Accounts for its Customers (each a “Customer Account” and collectively, “Customer Accounts”). ConvergEx will determine, in its reasonable discretion, whether or not to accept transactions for such Account(s) for clearance and settlement purposes. In each case, ConvergEx will elect, with reasonable discretion, the type of activity (i.e., cash, margin or options account) for which it is willing to act with respect to each Account. Broker will be responsible to notify each Account of the allocation of functions as required by FINRA Rule 4311.

3.1.2	Supervision of Orders and Accounts.

Broker is responsible for the conduct of the Accounts, and ensuring that the transactions conducted therein are in compliance with Applicable Regulations. Such responsibility includes, but is not limited to: (i) all “know your customer” requirements and using due diligence to learn and on a continuing basis to know the essential facts of each Customer, including verifying each Customer’s identity and address (including any address changes), knowing all persons holding power of attorney over any Account, verifying the source of funds credited to each Account and being familiar with each order in any Account, and at all times to fully comply with the requirements of NYSE Rule 405 and the 2300 Series of the FINRA Conduct Rules or

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comparable requirements of any other Applicable Regulations; (ii) selecting, investigating, training, and supervising all of its personnel who open, approve, authorize or otherwise handle transactions in the Accounts; (iii) establishing written procedures for the conduct of the Accounts and ongoing review of all transactions in Accounts, and maintaining compliance and supervisory personnel adequate to implement such procedures; (iv) handling of any discretionary accounts and the furnishing of any investment advice to any customer, including determining the suitability for each Customer of all orders and transactions, including option transactions; (v) ensuring that there is a reasonable basis for all recommendations made to Customers; (vi) determining the appropriateness of the frequency of trading in Accounts; (vii) determining the authorization, legality and compliance with the Applicable Regulations of each transaction in the Account; (viii) handling any accounts for employees or officers of any broker-dealer, SRO or other financial institution, including compliance with FINRA Conduct Rule 3050 and NYSE Rule 407; and (ix) obtaining and maintaining all documents necessary for the performance of Broker’s responsibilities under this Agreement and retaining such documents in accordance with all Applicable Regulations. Broker agrees to obtain from any Customer and send to ConvergEx such additional information as ConvergEx may require to comply with Applicable Regulations.

3.1.3	Option Accounts.

In the event that any Customer elects to engage in listed options transactions in an Account or Broker enters or executes options transactions for an Account, Broker agrees to (i) abide by ConvergEx’s requirements and limitations for accepting an exercise notice with respect to each options position, which requirements and limitations may be different from the minimum requirements imposed from time to time by the Options Clearing Corp. (“OCC”) or other SRO, (ii) determine the suitability of the Customer for trading options and for specific options strategies, (iii) provide the Customer with a current copy of the OCC disclosure document and applicable updates as published from time to time by OCC (and complying with such other requirements involving the dissemination of disclosure documents, including prospectuses, as may be required from time to time by Applicable Regulations), and (iv) notify the Customer when the Customer has been assigned delivery responsibility regarding any short options positions, and accept exercise notices from the Customer regarding long options positions.

3.1.4	Proprietary Accounts.

Broker may request that ConvergEx execute, clear and/or settle transactions for one or more proprietary Accounts of Broker (a “Proprietary Account”). ConvergEx may, in its sole discretion, agree or refuse any such Proprietary Account transaction. Each such Proprietary Account shall be deemed an “Account” hereunder and all of the other terms and conditions of this Agreement shall apply, except to the extent that this Agreement provides for differing treatment of Customer Accounts and Proprietary Accounts.

3.1.5	Customer Complaints.

Broker shall be responsible for answering all customer complaints pertaining to functions allocated to it in this Agreement. Similarly, ConvergEx shall be responsible for answering all customer complaints pertaining to functions allocated to it in this Agreement. In order for Broker to carry out its functions and responsibilities pursuant to this Agreement and in keeping with FINRA Rule 4311, Broker hereby directs and authorizes ConvergEx to transmit any and all customer complaints received by ConvergEx pertaining to functions allocated to Broker in this Agreement (i) to Broker, and (ii) to Broker’s DEA or (if none) to its appropriate regulatory authority. A copy of ConvergEx’s transmittal letter to Broker’s DEA (or other regulatory authority) shall be forwarded to the complaining customer. Broker and ConvergEx agree to cooperate with each other, if so requested, in supplying information to respond to customer complaints or inquiries, as permitted under Applicable Regulations.

3.1.6	Lost, Stolen and Forged Securities.

Broker will be responsible for any defect in title to securities that may have been forged, counterfeited or raised or otherwise altered, or that may have been lost or stolen, whether or not such securities shall have been received from Broker by ConvergEx or deposited with ConvergEx by Broker for any Account, or whether or not such securities shall have been received by ConvergEx directly from, or deposited with ConvergEx directly by, any such Account for any purpose whatsoever and which securities shall have been accepted by ConvergEx.

3.1.7	Placement Activities.

Broker shall provide to ConvergEx a written list of securities for which Broker intends to enter into, or join, a syndicate (whether as part of the underwriting or selling group) relating to the issuance or placement of those securities. ConvergEx shall have the right to limit or prohibit Broker’s syndicate activities with respect to any security. Under no circumstances may Broker join a syndicate without the prior written approval of ConvergEx, in its sole reasonable discretion. Marketmaking.

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Upon the execution of this Agreement, Broker shall provide to ConvergEx a written list of all securities with respect to which the Broker is a marketmaker. Broker shall give prior written notice of any proposed changes in the marketmaking activities, including without limitation changes in the identity of the securities for which it makes a market. The Broker shall provide ConvergEx on a timely basis information sufficient to ensure that any confirmations sent to Customers by ConvergEx on Broker’s behalf contain correct information on Broker’s role in the transaction. ConvergEx, in its sole reasonable discretion, shall have the right to limit or prohibit Broker’s market making activities with respect to any security.

3.1.8	Restricted and Control Stock Requirements.

Broker shall be responsible for determining whether any securities held in any Account are restricted or control securities as defined by Applicable Regulations. Broker is responsible for assuring that orders executed for such securities comply with all Applicable Regulations.

3.1.9	DVP Transactions.

Broker will be responsible (i) for complying with the requirements of FINRA Rule 11860 with respect to all delivery versus payment (“DVP”) or receipt versus payment (“RVP”) transactions, except for delivery of confirmations, and (ii) for ensuring that all Customers who engage in DVP or RVP transactions (and their agents) will utilize the facilities of a securities depository, clearing agency or other permissible entity for the confirmation, acknowledgment and book entry settlement of depository eligible transactions, subject to the exceptions contained in FINRA Rule 11860.

3.1.10	Open Orders.

ConvergEx shall have the power to place open orders on behalf of Broker, and make appropriate adjustments to reflect that ConvergEx has acted as broker on the open orders with specialists on any exchange.

3.1.11	Prospectus Deliveries.

Broker will have responsibility for delivering any prospectus required to be delivered pursuant to the requirements of the Applicable Regulations

3.1.12	Securities Investor Protection Act.

For the purposes of the financial responsibility rules and the Securities Investor Protection Act only, the Customers and Accounts shall be considered to be Customers and Accounts of ConvergEx and not of Broker. Nothing in this paragraph shall otherwise change or affect the provisions of this Agreement that provide that a Customer or Account is Broker’s Customer or Account for all other purposes, including but not limited to supervision, suitability and indemnification.

3.1.13	Tax Reporting.

Broker shall be responsible for (i) the preparation of annual tax reporting information as required by the Federal, State and Municipal taxing authorities, (ii) the reporting of this tax information to Customers and the appropriate taxing authorities, and (iii) compliance with all “due diligence” requirements of the Internal Revenue Service as they relate to any Accounts. Upon request from Broker, ConvergEx shall assist Broker in connection with items (i) and (ii) of this paragraph. Broker agrees to comply with the backup withholding requirements of Section 3406 and the nonresident alien withholding requirements of Section 1441 of the Internal Revenue Code of 1986, as amended, with respect to all Customers and Accounts. Broker agrees to furnish ConvergEx any tax information in its possession relating to each Customer and Account (including without limitation each taxpayer identification number and any certifications provided by the Customer on IRS forms W-9, W-8 or 1001 or any authorized substitute) and agrees that ConvergEx may rely on such information. ConvergEx agrees to notify Broker of any account not in compliance with such back-up withholding requirements. Broker authorizes ConvergEx to employ appropriate procedures to achieve compliance with withholding obligations, including without limitation procedures pertaining to back-up withholding on transactions.

3.1.14	Soft-Dollar Arrangements.

Broker shall be responsible for compliance with the Applicable Regulations relating to or concerning any arrangement or understanding Broker may have with any manager, advisor or agent exercising any authority (including, without limitation, investment discretion) over an Account to use commissions to obtain research and/or brokerage products or services pursuant to Section 28(e) of the Exchange Act or any comparable foreign law (collectively, a “Soft-Dollar Arrangement”) and for obtaining all appropriate authorities and agreements related to any Soft-Dollar Arrangement. Broker shall bear sole financial responsibility for all Soft-Dollar Arrangements.

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3.1.15	Directed Arrangements.

Broker shall be responsible for compliance with the Applicable Regulations related to or concerning any arrangement or understanding Broker may have with any Account to rebate any funds, including, without limitation, any portion of any commission, mark-up, mark-down, fee, interest or other charge, or to pay the cost of any service or product for an Account (collectively, a “Directed Arrangement”) and for obtaining all appropriate authorities and agreements related to any Directed Arrangement. Broker shall bear sole financial responsibility for all Directed Arrangements.

3.1.16	Step-Outs.

Broker shall be responsible for compliance with the Applicable Regulations related to or concerning any “step out” or instructions to ConvergEx to “step out” to or accept a “step out” from another firm in connection with any transaction. Broker shall bear sole financial responsibility for any such “step out”.

3.2	Extension of Credit.

3.2.1	Presumption of Cash Accounts.

Broker and ConvergEx intend that all transactions will settle on a DVP/RVP basis. ConvergEx may, but is not required to, permit Customers of Broker to purchase securities on margin, but all transactions for a Customer will be deemed to be cash transactions, unless, on or prior to settlement, Broker has furnished ConvergEx with properly executed and binding customer margin and hypothecation/lending agreements in a form acceptable to ConvergEx in its sole discretion.

3.2.2	Margin Maintenance and Compliance with Regulation T.

Broker is responsible for the collection from Customers of initial margin and all amounts necessary to meet subsequent maintenance calls in Accounts to ensure compliance with Regulation T, the rules of any self-regulatory organization or exchange and the house rules of ConvergEx. Subject to prevailing market conditions, ConvergEx will produce, maintain and provide to Broker sufficient information to allow Broker to determine which of its Accounts are under margined for purposes of Broker’s compliance with Regulation T, any self-regulatory organization or exchange and ConvergEx’s house rules. ConvergEx will notify Broker of all margin and maintenance calls relating to Accounts and Broker shall notify Accounts of such calls. ConvergEx reserves the right to send notice of a margin requirement directly to an Account and will provide a copy of the notice to Broker. If any Account fails to comply with any margin requirement, Broker will sell out (or buy in, as appropriate) such Account so as to bring the Account into compliance with applicable margin or maintenance requirements. In the event that required margin is not provided within the time specified by ConvergEx or securities sold are not delivered as required, ConvergEx may take such action as ConvergEx deems appropriate, including but not limited to the sale or purchase of securities for, and at the risk of, the Account. Compliance with a request by Broker to withhold action shall not be deemed a waiver by ConvergEx of any rights under this Agreement, including but not limited to the right to close out a contract or position if ConvergEx in its judgment determines that changing conditions render such action advisable, with or without prior notification to Customer or Broker. Broker may request in good faith that ConvergEx file for an extension of time to comply with Regulation T. Filing for such extension of time with the NYSE is within the sole discretion of ConvergEx. In any case where Broker requests ConvergEx to extend credit upon control or restricted securities, pursuant to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), or otherwise; Broker shall submit to ConvergEx such documentation, agreements and information as shall be reasonably required by ConvergEx to decide to extend such credit. Any extension of credit so approved shall be subjected to ConvergEx’s credit policies as may be in effect from time to time. ConvergEx has sole discretion to execute or to direct Broker to execute with or without prior notice buy-ins and sell-outs in any cash or margin Account whenever it determines such action appropriate regardless whether the Account complies with applicable margin maintenance requirements or has requested an extension of time in which to make payment. Any request by Broker that ConvergEx should waive either buying-in or selling-out an Account must be in writing signed by an officer, partner or principal of Broker’s firm.

3.2.3	Margin Calls and Actions Upon Failure to Meet Margin Calls.

After the initial margin for a transaction has been received, subsequent margin calls may be made by ConvergEx at its discretion. ConvergEx shall calculate the maintenance requirement and notify Broker of any amounts due. Broker shall be responsible for issuing the margin call to its Customer and obtaining the amount due directly from the Customer. If Broker fails to take the appropriate action, ConvergEx reserves the right to collect the amount due directly from Broker’s Customer. Broker agrees to cooperate with ConvergEx in complying with and obtaining margin in response to such calls. Broker shall promptly meet all margin calls with respect to its own (proprietary) Accounts. Any failure by Broker to honor such margin calls may be cause for termination of this Agreement at ConvergEx’s sole discretion. Compliance with a request to withhold action shall not be deemed a waiver by ConvergEx of any of its rights under this Agreement.

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3.2.4	Extension of Nonpurpose Credit

ConvergEx may, but is not required to, extend and maintain nonpurpose credit to Broker’s Customers. Nonpurpose credit extended by ConvergEx shall be subject to nonpurpose lending requirements as established and modified by ConvergEx from time to time. ConvergEx reserves the right to refuse to extend nonpurpose credit without the actual receipt of the necessary underlying collateral and to impose a higher underlying collateral value requirement for a particular account when, in ConvergEx’s discretion, the past history or nature of the account or other factors or the securities held in it warrant such action. In all instances Broker may require a lower loan advance rate to collateral value than imposed by ConvergEx for any particular account, group of accounts, or all accounts introduced by Broker to ConvergEx. In any case where Broker requests ConvergEx to extend nonpurpose credit upon control or restricted securities, pursuant to Rule 144 under the Securities Act of 1933, as amended or otherwise: Broker shall submit to ConvergEx such documentation, agreements and information as shall be reasonably required by ConvergEx to decide to extend such credit, Any extension of nonpurpose credit so approved shall be subjected to ConvergEx’s credit policies as may be in effect from time to time.

3.2.5	Disclosures Pursuant to Rule 10b-16 and Charging of Interest.

ConvergEx shall be responsible for sending, at the time of the opening of a margin Account, to each customer who owns such margin Account, a written statement in compliance with Rule 10b-16 (“Disclosure of Credit Terms in Margin Transactions”) under the Exchange Act and FINRA Conduct Rule 2264, provided that Broker has notified ConvergEx, in a timely fashion, in the format designated by ConvergEx that each appropriate Account is a margin Account. ConvergEx shall be responsible for matters relating to the payment or charging of interest on margin Accounts and the hypothecation/lending of appropriate securities to finance margin transactions.

3.3	Maintenance of Books and Records.

Broker will be responsible for obtaining and verifying all information relating to Customers to enable ConvergEx to discharge its duties under this Agreement. Broker will be responsible for informing ConvergEx as to the nature of the Account (i.e., cash, margin and/or options) so as to permit ConvergEx to discharge its obligations to document such Account(s), Moreover, Broker shall confirm to ConvergEx, in a manner deemed acceptable by a duly authorized and designated officer of ConvergEx, Broker’s receipt of proper authorization from each appropriate Customer, to open any margin and/or options Accounts. In the event requested documentation or information is not promptly received by ConvergEx, ConvergEx has the right to refuse to accept orders for such Account, to close the Account and to withhold Broker’s commissions and assess upon Broker any other penalties it sees fit.

3.4	Receipt and Delivery of Funds and Securities.

3.4.1	Cashiering Functions.

ConvergEx shall perform normal cashiering functions for Accounts. These functions shall include receipt and delivery of funds and securities purchased, sold, borrowed and loaned. ConvergEx shall not provide custody of funds or securities unless Broker and ConvergEx enter into a separate agreement, acceptable to ConvergEx in its sole discretion, concerning that subject matter. Broker shall provide ConvergEx with the data and documents that are necessary or appropriate to permit ConvergEx to perform its obligations under this paragraph. When Issued Transactions.

In the case of the payment and delivery of securities on a “when issued” basis, Broker shall be responsible, as set forth in this Agreement, in the event the customer does not make the necessary and satisfactory payment of funds or delivery of securities to ConvergEx.

3.4.2	Funds or Securities Received by Broker.

Broker shall promptly deposit with ConvergEx funds or securities received by Broker from its Customers, together with such information as may be relevant or necessary to enable ConvergEx to record such remittances and receipts as appropriate.

3.4.3	Payment of Dividends and Handling of Exchange of Tender Offers, Rights, Warrants and Redemptions

In connection with holding the securities in custody in each Account, ConvergEx will (i) collect and pay dividends and interest; (ii) transmit and handle tenders, exchanges, rights and warrants pursuant to tender offers and exchange offers; (iii) transmit proxy materials and other shareholder communications to Customers on behalf of Broker, which shall be responsible for any contact with an Account with reference to such matters; and (iv) handle exercises or expirations of rights, options, warrants and redemptions.

3.4.4	Broker’s Responsibilities Under This Section.

It shall be the responsibility of Broker to accurately and timely provide ConvergEx with instructions sufficient to permit ConvergEx to discharge its obligations under this Section 3.4 et seq.

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3.4.5	Check Writing Authority.

Broker shall not have any check writing authority with respect to ConvergEx.

3.4.6	Restricted and Control Stock Requirements

Broker shall be responsible for determining whether any securities held in Broker’s or its Customers’ Accounts are restricted or control securities as defined by Applicable Regulations. Broker is responsible for assuring that orders and other transactions executed for such securities comply with Applicable Regulations.

3.5	Safeguarding of Funds and Securities.

Although ConvergEx does not offer custody services in connection with this Agreement, in the event that ConvergEx comes into possession of funds or securities, it shall hold them for safekeeping, provided, however, that ConvergEx will not be responsible for any funds or securities delivered to Broker until such funds or securities are actually received by ConvergEx or deposited in a bank account maintained by ConvergEx.

3.6	Confirmations and Statements.

ConvergEx, on behalf of Broker, will prepare confirmations and monthly statements and will promptly transmit them to Customers and Broker, except that Broker and ConvergEx may agree for Broker to transmit confirmations to Customer. Broker acknowledges that such confirmations and statements shall be prepared and delivered on Broker’s behalf and at its direction, and that such confirmations and statements shall remain, for all purposes, the confirmations and statements of Broker. Broker acknowledges that it shall have sole responsibility for the information and disclosures in such confirmations and statements and for their compliance with the Applicable Regulations. All such confirmations and statements will be deemed accurate and correct, and Broker will be deemed to have waived any claim otherwise, unless within ten (10) business days of receipt, Broker notifies ConvergEx in writing of any alleged errors or discrepancies. Any such notice shall include all documentation necessary to substantiate Broker’s claim, and Broker agrees to provide such further documentation and information as ConvergEx may request in connection therewith.

3.7	Acceptance of Orders and Executions of Transactions.

3.7.1	Responsibility to Accept or Reject Trades.

Broker shall be responsible for the acceptance of any orders or the execution of any securities orders for Accounts. Broker shall transmit all orders for Accounts in accordance with such procedures as ConvergEx may from time to time establish. ConvergEx may, in its sole reasonable discretion, determine whether to accept a properly transmitted order for execution, clearance and/or settlement. ConvergEx, acting as Broker’s agent, and not as the agent for Customer, will execute the transactions as requested by Broker using commercially reasonable efforts in accordance with custom and practice within the securities industry. ConvergEx may determine, as it deems advisable in its sole discretion, the methodology (including, without limitation, the selection of floor brokers, automated execution facilities, dark pools, or internal crosses) that will be utilized to execute such trades. ConvergEx reserve the right to accept written or oral transaction orders from any Customer in circumstances where it determines that either (i) the Customer is unable to execute those transactions through Broker, or (ii) ConvergEx is required to do so by Applicable Regulations.

In the event that Broker executes a transaction (in its own name or in the name of another broker-dealer, including without limitation, ConvergEx), sends an order to another broker-dealer for execution, or otherwise designates the contra broker for a transaction, Broker shall be responsible for any loss or damage to ConvergEx, any Customer or any Account, including without limitation any loss or damage arising from or relating to (a) any act or omission by the executing broker (including without limitation Broker acting as executing broker) or the contra broker in executing, clearing and/or settling the transaction(s), (b) any use of ConvergEx as the “give-up” for clearance and settlement, and (c) any use of a ConvergEx mnemonic, MPID or other identifier.

Unless Broker specifically requests that ConvergEx handle an order otherwise, Broker authorizes ConvergEx, in its sole discretion, to submit a Customer’s order being handled by ConvergEx on an agency basis to, and to execute transactions for Broker matched through, its “ConvergEx Cross” Alternative Trading System (“ATS”), an agency crossing engine, and/or in or through any other ATS or dark pool operated by ConvergEx or any other person. Further, Broker authorizes ConvergEx, in its sole discretion, to use any such order to create an indications-of-interest (“IOI”), including without limitation IOIs created by any Electronic Services, ConvergEx Cross, or any other ATS or dark pool operated by ConvergEx.

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3.7.2	Responsibility for Errors in Execution.

For transactions where ConvergEx acted as the executing broker, ConvergEx shall have no liability to Broker or to any of Broker’s Customers for any loss or damage suffered by an Account with respect to the execution, clearance and/or settlement of any transaction, with the exception of any grossly negligent, dishonest, fraudulent or criminal conduct on the part of ConvergEx or of its officers, directors or employees when acting within the scope of their employment with respect to the services provided by ConvergEx under this Agreement. The amount of any such liability shall be limited to the difference between the purchase or sale price at which the securities order in question was executed and the price at which it would have been executed but for the error.

3.7.3	Best Execution

ConvergEx will provide best execution in accordance with Applicable Regulations on all transactions it executes.

3.8	Trade Discrepancies.

Broker agrees to provide, no later than the business day after trade date, notification of any omission of, or error or discrepancy in, any detail of a trade or any discrepancy between the broker’s ticket and Broker’s order ticket as transmitted to ConvergEx by Broker with regard to any trade (collectively, “Trade Discrepancies”).

3.9	Instructions.

Broker shall be responsible for ensuring that any orders and instructions given by it or any of its employees or agents to ConvergEx shall have been properly authorized in advance. ConvergEx is authorized to comply with and rely upon any instructions or communications believed by it to have been sent or given by an authorized person of Broker, ConvergEx’s understanding of any instruction or communication shall be deemed controlling (whether given or received by ConvergEx), notwithstanding any discrepancy between such understanding and any subsequent confirming document or communication.

3.10	Relationship with Trade Facilities.

At the request of Broker, ConvergEx may, from time to time in its sole discretion, enter into arrangements enabling Broker to enter orders and/or execute transactions through exchanges, markets, electronic communications networks, alternative trading systems or similar facilities, including those that may be an SRO or affiliates of an SRO authorized by the Exchange Act (collectively, “Trading Facilities”). Such arrangements may include ConvergEx being responsible for or guaranteeing Broker’s settlement of transactions and/or other obligations in connection with Broker’s relationship with such Trading Facilities and/or Broker utilizing a ConvergEx give-up and/or mnemonic, MPID or other identifier. In connection with its usage of any Trading Facilities, Broker agrees to be responsible for (i) compliance with all rules and regulations of such Trading Facilities, (ii) performing all obligations required of it in connection with utilizing such Trading Facilities, (iii) settling by payment of monies owed or delivery of securities all transactions executed by it or on its behalf on such Trading Facilities, and (iv) providing to ConvergEx copies of all contracts, procedures, instructions or other documents provided to Broker by the Trading Facilities in connection with Broker’s use of them. Broker shall comply with the agreements, rules and requirements of all Trading Facilities that it utilizes, whether in its own name or in the name of ConvergEx or any other person. Upon termination of this Agreement for any reason, Broker shall cease using all Trading Facilities in reliance on its agreement with ConvergEx.

3.11	Data, Software, Hardware, Electronic Order Entry Systems, Etc,; Exclusion of Warranties.

To the extent ConvergEx. directly or indirectly, provides Broker with access to or use of any data (including without limitation market data), information, technology, connectivity, software, hardware, data processing systems, networks, electronic order entry, routing or execution systems or any services relating to any of the foregoing (collectively, “Data and Technology”) in connection with this Agreement (including without limitation to route orders to any exchange, market or Trading Facility), Broker represents that it has, and will fully comply with its, adequate written control procedures to minimize the potential for errors and to ensure compliance with the Applicable Regulations (including but not limited to the rules and regulations of exchanges, markets and Trading Facilities). Portions of such Data and Technology provided by ConvergEx to Broker may be owned by, provided by or otherwise subject to rights, conditions or limitations imposed by third parties (“Third Party Providers”) and Broker agrees to comply with and not breach any such Third Party Provider rights, conditions or limitations. All Data and Technology are provided to Broker “AS IS,” “AS AVAILABLE” and “AS ACCESSIBLE.” CONVERGEX MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY SUCH DATA AND TECHNOLOGY OR ANY INFORMATION OR DATA TRANSMITTED OVER SYSTEMS AND NETWORKS PROVIDED AS PART OF THE DATA AND TECHNOLOGY, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF PERFORMANCE, ACCURACY, ACCESSIBILITY, COMPLETENESS, TIMELINESS, ADEQUACY, MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR COMPLIANCE WITH ANY REGULATORY OR LEGAL OBLIGATIONS.

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ConvergEx and Third Party Providers shall not be responsible for and shall have no liability to Broker, its affiliates, any Customer or any third party with respect to any of the Data and Technology or for any inaccuracies, errors, omissions, losses of data or information, interruptions or delays, regardless of cause, in such Data and Technology or arising in connection with the use thereof.

Broker agrees that it is using any such Data and Technology entirely at its own risk. Broker understands and agrees that ConvergEx may revoke or limit Brokers access to or use of any Data and Technology at any time for any reason within Broker’s sole discretion, with or without prior notice to Broker.

3.12	SOFTWARE AND HARDWARE; EXCLUSION OF WARRANTIES

ConvergEx may provide to Broker certain software and data (“Software”) under license or sublicense and certain hardware or communications equipment and facilities (“Hardware”). THE SOFTWARE AND HARDWARE IS PROVIDED BY CONVERGEX ON AN AS IS BASIS, WITHOUT REPRESENTATION OR WARRANTY. CONVERGEX EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND GUARANTEES WITH RESPECT TO THE SOFTWARE AND HARDWARE, INCLUDING THOSE OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NON-INFRINGEMENT. Broker assume the entire risk of using the Software and Hardware and agrees to hold ConvergEx harmless from and against any and all claims, proceedings, causes of action, liabilities, losses, damages and expenses arising from or relating to Broker’s use of the Software and/or Hardware. Broker agrees that its use of any Software and/or Hardware is subject to a requirement of strict confidentiality. Broker will take all reasonable steps to maintain the Software and Hardware in strict confidence. No Software or Hardware provided to Broker by any Trade Facility shall be deemed to have been provided by ConvergEx.

4.0	COMPLIANCE WITH REQUESTS FOR INFORMATION

Broker agrees to provide to ConvergEx, upon request from ConvergEx, any information that ConvergEx may request in connection with carrying out this Agreement or in order to comply with Applicable Regulations, including, without limitation, information relating to aggregation, speculative position limits or large trader reports. Broker agrees to obtain such information from Customer(s) as necessary.

5.0	OTHER CLEARING AGREEMENTS

During the term of this Agreement, Broker agrees that ConvergEx will be Broker’s only clearing agent and that all transactions, in any account serviced by Broker, will be cleared and settled exclusively through ConvergEx. ConvergEx may grant exceptions to this provision in writing, in its sole discretion. Notwithstanding the foregoing, due to the recent merger of one of our ultimate parent companies, The Bank of New York Company, Inc., with Mellon Financial Corporation (“Mellon”), ConvergEx hereby waives the exclusivity provision of this Section 5.0 so as to specifically permit Broker to execute and clear transactions at any executing or clearing broker that Broker might choose for any Account that is advised by any member of the BNY Mellon Asset Management group.

6.0	FEES AND SETTLEMENTS

6.1	Commissions: Fees for Clearing Services.

       6.1.1        Commissions. ConvergEx shall charge each Account the commission that Broker directs it to charge for each transaction. Broker will be responsible for the amounts of such commissions, mark-ups and mark-downs and their compliance with the Applicable Regulations.

Broker agrees to pay ConvergEx for its services the amounts set forth in Exhibit 2 attached hereto. ConvergEx may change such fees at any time on thirty (30) days prior written notice to Broker, or at such other times as may be mutually agreed. If ConvergEx changes the fees, other than within 30 days of the Anniversary Date with the exception of pass-through fees, Broker shall have the ability to terminate the agreement without being responsible for the Termination Penalty.

6.2	Settlement Account.

In connection with the clearing services performed by ConvergEx hereunder, ConvergEx will establish on its books an account for Broker designated as a settlement account (the “Settlement Account”). ConvergEx shall maintain all Commissions charged to Accounts in the Settlement Account. ConvergEx may deduct from the Settlement Account the amounts due ConvergEx pursuant to this Agreement and any other amounts owed by Broker to ConvergEx in accordance with this Agreement.

Residual credit balances in the Settlement Account shall be remitted to Broker by ConvergEx on a monthly basis, approximately ten (10) days after the final settlement date of each month.

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If Broker’s Settlement Account has a negative balance at any time, Broker shall deposit an additional amount in the Settlement Account to eliminate such deficiency. If Broker fails to make such additional deposit within one (1) business day after Broker is notified of the negative balance. ConvergEx may, in its sole discretion, draw against the Cash Deposit and apply the proceeds against Broker’s obligations due hereunder, take any of the actions specified in Section 7.0 et.seq, or terminate this Agreement with immediate effect.

6.3	Error Account.

In addition, ConvergEx may establish on its books one or more “error accounts” for the account and risk of Broker, upon terms and conditions that are consistent with custom and practice in the industry. Broker shall deposit an additional amount in any such error account to eliminate any negative balance therein within one (1) business day after Broker is notified of the negative balance. ConvergEx may, in its sole discretion, at any time eliminate any such negative balance by charging the Settlement Account.

7.0	CASH DEPOSIT; REMEDIES ON DEFAULT

7.1	Establishment of a Deposit Account.

To further assure Broker’s performance of its obligations under this Agreement and not as an ownership interest, Broker shall deposit as security with ConvergEx, on or before the execution of this Agreement, a cash deposit or cash equivalents in the amount specified on Exhibit 2 (the “Cash Deposit”).

The Cash Deposit shall remain on deposit for a period expiring no later than thirty (30) days subsequent to the Termination Date of this Agreement (as defined in Section 9.0 et seq.). Upon the conclusion of such thirty-day period, ConvergEx shall remit, pay and deliver the Cash Deposit to Broker, less any amounts due to ConvergEx from Broker pursuant to this Agreement (including without limitation for costs or expenses associated with Accounts that Broker does not convert off of ConvergEx after termination) and less any amounts ConvergEx deems, in its sole reasonable discretion, appropriate for its protection from any claim or proceeding of any type either pending or threatened. If any legal action or proceeding is not commenced with respect to any such pending or threatened claim within a reasonable time after the Termination Date of this Agreement, any amount withheld by ConvergEx from the Cash Deposit with respect to such claim shall be promptly paid and delivered to Broker.

7.2	ConvergEx Right to Offset Commissions and Deposits.

If (i) the amount due to ConvergEx from Broker in any month exceeds the amount available in Broker’s Settlement Account, or (ii) Broker fails to eliminate any negative balance in the Settlement Account or any error account as provided in this Agreement, or (iii) ConvergEx shall have any claim against Broker or a Customer of Broker that has not been resolved within five (5) business days after ConvergEx presents such claim to Broker, or (iv) ConvergEx shall suffer any loss or damage or incur any expense for which it is entitled to be indemnified pursuant to this Agreement and Broker shall fail to make such indemnification within five (5) business days after being requested to do so, ConvergEx may draw against the Cash Deposit in the amount outstanding and apply the proceeds to the Broker’s obligations due hereunder. It is understood that ConvergEx will make commercially reasonable efforts to provide Broker with prior notice in all cases of any deduction from the Cash Deposit.

7.3	Increases in Amount of Deposit.

ConvergEx may, in its sole discretion, require an increase in the amount of the Cash Deposit when, in ConvergEx’s reasonable opinion, (i) the nature or extent of Broker’s business changes or is about to change, or (ii) the financial condition (including reserves and contingent liabilities) of Broker changes or is about to change, or (iii) the nature of the Customers and/or Accounts (including the nature of the positions in the Accounts or the total amount of margin and capital at risk) changes or is about to change, or (iv) the volume of transactions being introduced by Broker pursuant to this Agreement changes or is about to change. If ConvergEx requests such an increase, Broker shall provide an additional Cash Deposit in the amount so requested by the date specified by ConvergEx. Such date shall be set by ConvergEx in its sole reasonable discretion.

7.4	Remedies Upon Broker’s Failure to Provide Increased Cash Deposit.

Should Broker fail to provide the increased Cash Deposit by the date so specified by ConvergEx under Section 7.3, ConvergEx may treat such failure as a default in the performance of Broker’s obligations under this Agreement and may draw against the existing Cash Deposit and apply the proceeds against Broker’s obligations due hereunder and/or terminate this Agreement pursuant to the provisions in Section 9.1.

Alternatively, ConvergEx may, in its sole discretion, choose to limit the availability of its services to Broker so as to enable ConvergEx to limit its exposure to any increased risks. Limitations on services may include, but are not limited to, (i) the refusal by ConvergEx to execute, clear and/or settle transactions for new Accounts (margin or otherwise), (ii) the termination of ConvergEx’s relationship with any existing Accounts, (iii) the imposition by ConvergEx of higher margin requirements in any or

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all Accounts, or (iv) the refusal by ConvergEx to accept any additional orders for any Accounts or restricting acceptance of any orders to liquidating orders only. As provided hereunder, such limitations may be enforced by ConvergEx by (a) its refusal to take or make delivery on one or more transactions, (b) its refusal to extend margin credit or to accept order(s) for one or more margin Accounts, (c) its liquidation of positions in Accounts for failure to meet calls for higher margin, or (d) rejecting or “D.K.ing” one or more transactions given up for clearance and settlement.

Any determination by ConvergEx not to terminate this Agreement pursuant to this Section 7.0 et seq. shall not act as a waiver of ConvergEx’s right to request an increase in the amount of the Cash Deposit at any future time. In addition, Broker agrees that if this Agreement is terminated for any reason, ConvergEx may, among other things, draw against the Cash Deposit and apply the proceeds against any amounts Broker owes ConvergEx because of Broker’s failure to meet any of its obligations under this Agreement.

7.5	ConvergEx Right to Place a Lien on Proprietary Accounts.

In addition to the other remedies described in this Section 7.0 et seq., upon default by Broker, ConvergEx shall have a lien on any of Broker’s Proprietary Accounts and, in the event of any breach of this Agreement by Broker, ConvergEx may exercise any of the rights of a secured creditor with respect to such Proprietary Accounts including, without limitation, the forced liquidation of the Proprietary Account(s) in whole or in part, and may apply the proceeds of liquidation of any such Proprietary Accounts to the obligations of Broker hereunder.

8.0	LIABILITY AND INDEMNIFICATION

8.1	Liability of Broker.

Broker agrees to indemnify and hold ConvergEx and its affiliates, as well as their respective controlling persons, successors, assigns, managers, officers, employees, representatives and agents (such persons being the “Indemnified Parties”) harmless from and against any and all actions, proceedings, causes of action, claims, losses, liabilities, damages or expenses (including, but not limited to, fees and costs of legal counsel, including, but not limited to, fees and expenses as incurred in connection with enforcing this provision), as incurred, related to or arising out of this Agreement, any Account, any order or transaction in or for any Account, any breach of applicable margin regulations or house margin requirements by an Account, any breach of this Agreement or violation of Applicable Regulations by Broker, Broker’s use of or access to Data and Technology from Third Party Providers, or any act or omission by Broker, by any Customer or by any third party (other than any service provider to ConvergEx). Broker hereby agrees and warrants that Broker will maintain appropriate brokers blanket bond insurance policies covering any and all acts of Broker’s employees, agents and partners adequate to fully protect and indemnify ConvergEx and the Indemnified Parties. This policy shall be obtained by an insurance broker of ConvergEx’s choosing. Coverage shall be in an amount agreed to by the parties, but in no event shall it be less than $500,000 per occurrence. Further, this insurance shall remain in effect while ConvergEx acts as Broker’s clearing agent and will include coverage for any claims discovered or made within ninety (90) days following the Termination Date.

8.2	Liability Of ConvergEx.

ConvergEx agrees to indemnify and hold Broker harmless from and against all loss, liability, damage, claim, cost or expense, including, but not limited to, fees and expenses of legal counsel (including such fees and expenses in connection with the enforcement of this section) relating to any grossly negligent, dishonest, fraudulent, or criminal act or omission on the part of ConvergEx or any of its officers, directors or employees with respect to the services provided by ConvergEx under this Agreement. ConvergEx shall have no liability to any of Broker’s Customers for any loss or damage suffered by any Customer unless such loss was caused directly by gross negligence or fraud on the part of ConvergEx. UNDER NO CIRCUMSTANCES SHALL CONVERGEX OR ANY OF THE INDEMNIFIED PARTIES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.3	Defense of Indemnifiable Actions.

8.3.1     By Broker. If, within 10 days after receiving written notice of any claim, demand, suit, proceeding, or action with respect to which ConvergEx may have any colorable claim to indemnification under this Agreement, Broker shall fail to institute the defense of ConvergEx in connection with such claim, demand, suit, proceeding, or action, or if thereafter Broker shall fail diligently to pursue such defense, ConvergEx shall have the right to defend such action or settle such action. The costs and expenses, including attorney’s fees, associated with such a defense or settlement shall be borne by Broker. The exercise of the right to participate in or assume the responsibility for any such defense shall not limit in any way ConvergEx’ rights to indemnification under this Paragraph.

8.3.2     By ConvergEx. If, within 10 days after receiving written notice of any claim, demand, suit, proceeding, or

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action with respect to which Broker may have any colorable claim to indemnification under this Agreement, ConvergExshall fail to institute the defense of Broker in connection with such claim, demand, suit, proceeding, or action, or if thereafter ConvergEx shall fail diligently to pursue such defense. Broker shall have the right to defend such action or settle such action. The costs and expenses, including attorneys’ fees, associated with such a defense or settlement shall be borne by ConvergEx. The exercise of the right to participate in or assume the responsibility for any such defense shall not limit in any way Broker’s rights to indemnification under this Paragraph.

8.4	Force Majeure.

ConvergEx shall not be liable for any loss or harm to Broker, Broker’s Customers or Accounts caused, directly or indirectly, by any government restriction, exchange or market ruling, suspension of trading, war, act or terrorism, natural disaster, strike, catastrophe, communications network failure, computer systems failure, or any other condition beyond the control of ConvergEx.

9.0	TERM AND TERMINATION OF AGREEMENT

This Agreement shall commence on the date on which it is approved by FINRA (the “Commencement Date”) and shall continue until terminated as hereinafter provided.

This Agreement will remain in effect for two years from the Commencement Date (the first anniversary of the Commencement Date being referred to as the “Anniversary Date”). This Agreement can be terminated without cause by either party upon ninety (90) days written notice at any time. In the event no written notice of termination is given, this Agreement shall be deemed to have been renewed for an additional one-year period and may continue to be renewed for subsequent one-year periods until terminated as provided herein

Termination for Cause:

Either party may terminate the Agreement forthwith for cause on account [of a default hereunder] or as otherwise provided in this Agreement,

Notwithstanding the foregoing, the following events or occurrences shall constitute a Special Event of Default under this Agreement:

1.          any material representation or warranty made by either party hereto shall prove to be incorrect at any time in any material respect; or

2.          a receiver, liquidator, or trustee for either party hereto or for any properly held by either party, is appointed by court order and such order remains in effect for more than 30 days; or either party is adjudicated bankrupt or insolvent; or a substantial amount of property of either party is sequestered by court order and such order remains in effect for more than 30 days; or a petition is filed against either party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 30 days after such filings; or

3.          either party hereto files a petition in voluntary bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

4.          either party hereto makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of either party, or of any properly held by either party: or

5.          either party hereto is enjoined, disabled, suspended, prohibited, or otherwise unable to engage in the securities business as a result of any administrative or judicial proceeding or action by the SEC, any state securities law administrator, any national securities exchange, or any self-regulatory organization having jurisdiction over that party.

Upon the occurrence of any such Special Event of Default, the nondefaulting party may, at its option, by notice to the defaulting party declare that this Agreement shall be thereby terminated and such termination shall be effective as of the date such notice has been communicated to the defaulting party. If Broker defaults, ConvergEx shall have sole discretion to determine what orders, if any, it shall accept for any Account. In such event, ConvergEx shall be entitled, upon the consent of the Customer, to accept instructions directly from the Customer.

Termination of this Agreement however caused shall not release Broker or ConvergEx from any liability or responsibility to the other with respect to transactions effected prior to the effective date of such termination, whether or not claims relating to such transactions shall have been made before or after such termination, further, ConvergEx shall have the right to impose reasonable

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limitations upon Broker’s activities during the period between the giving of notice and the transfer of Broker’s Accounts.

Notwithstanding the foregoing, either party may terminate its relationship and cease doing business with any Account or any of Broker’s Customers at any time (using reasonable judgment) without affecting that party’s rights and obligations hereunder. Each party shall give prompt notification to the other regarding any such termination of business.

9.1 No Solicitation.

During the term of this Agreement, and for a period of twelve months thereafter, Broker shall not directly or indirectly solicit, or cause to be solicited, any employee or registered representative of ConvergEx for the purpose of inducing such person to become employed by or associated with Broker in any capacity whatsoever including, without limitation, any capacity as a securities registered representative of Broker. In the event Broker breaches this subsection, such a breach will be deemed to be a material default by Broker in the performance of its obligations under this Agreement in accordance with the provisions of Section 9.1 hereof.

9.2	Termination Fee.

Broker acknowledges that ConvergEx will expend substantial resources in initiating Broker’s Customer Accounts pursuant to this Agreement. Accordingly, if this Agreement is terminated for any reason other than Securities Investor Protection Corporation liquidation, Broker shall pay to ConvergEx a termination fee, unless a Special Event of Default occurs on the part of ConvergEx, as follows: for any termination, Broker shall pay to ConvergEx a termination fee equal to the reasonable expenses incurred by ConvergEx in discontinuing the clearing arrangement hereunder and transferring the Accounts pursuant to the request of Broker as provided in Section 11.0 et seq.

Broker shall pay any termination fee within 10 days after Broker receives ConvergEx’s statement setting forth in reasonable detail the termination fee.

In the event that Broker is the subject of the issuance of a protective decree pursuant to the Securities Investor Protection Act of 1970(15 USC 78aaa-lll), ConvergEx’s claim for payment of a termination fee under this Agreement shall be subordinate to claims of Broker’s customers that have been approved by the Trustee appointed by the Securities Investor Protection Corporation pursuant to the issuance of such protective decree.

10.0	TRANSFER OF ACCOUNTS AND CONFIDENTIALITY

10.1	Transfers.

In the event that this Agreement is terminated for any reason, or in any other event which may require the transfer of Accounts, it shall be Broker’s responsibility to arrange for the transfer of all Accounts to another clearing broker. Broker will give ConvergEx notice (the “Transfer Notice”) of (i) the name of the broker-dealer to whom responsibility for clearing and settling transactions for the Accounts, (ii) the date on which such broker-dealer will commence such services, and (iii) the name of an individual within such broker-dealer whom ConvergEx can contact to coordinate the transfer. ConvergEx will make every reasonable attempt to accommodate any transfer instructions but will not be responsible for any transfers not within the usual capabilities of ConvergEx’s data processing and operations systems or for any delays which may be necessary for ConvergEx to avoid disruption of its normal operating capabilities.

In the event that ConvergEx is unable for any reason to transfer any Accounts within the time period contemplated by the termination provisions of Section 9.0 et seq., or if the receiving firm to which Broker intends to transfer any Accounts cannot arrange with ConvergEx the transfer of such Accounts so as to enable such transfers to comply with Applicable Regulations, ConvergEx may impose limitations on the availability of its services to the Accounts, including the restriction of orders in such Accounts to liquidating trades only. Any limitations imposed by ConvergEx on Accounts pursuant to this Section 10.1 may continue for the period required by ConvergEx to transfer the Accounts to the receiving firm.

In the case of Accounts that ConvergEx is not able to transfer pursuant to the Transfer Notice through no fault of its own, ConvergEx may among other things, charge Broker all reasonable costs and expenses associated with maintaining, liquidating or otherwise transferring such Accounts.

10.2	Confidentiality.

ConvergEx will hold the information it receives pursuant to this Agreement concerning Broker’s Customers in confidence and will not disclose such information to any third parties, except (a) to any services providers that ConvergEx may retain in connection with providing the services contemplated by this Agreement; (b) to the extent necessary to comply with legal process, judicial

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orders or any Applicable Regulation; or (c) as otherwise permitted by Applicable Regulations. ConvergEx will not use such information for any purposes not contemplated within this Agreement.

Broker acknowledges that the services offered by ConvergEx under this Agreement, including the systems, software, procedures, facilities, and staff are proprietary, and represent valuable assets of ConvergEx. Accordingly, Broker agrees that it will not make use of such services for any purpose not specifically contemplated within this Agreement, nor will it disclose to any third parties the terms of this Agreement, the services offered hereunder or the assets of ConvergEx, except to its employees on a need-to-know basis and except to the extent necessary to comply with court process, judicial orders or any Applicable Regulation.

10.2.1	Breach of Confidentiality.

The parties agree that monetary damages will not be a sufficient remedy to compensate the non-breaching party in the event of a breach by either party of the provisions of Section 10.2. Accordingly, the parties agree that the non-breaching party may seek and obtain injunctive relief from any court of competent jurisdiction to enforce the confidentiality provisions set forth in Section 10.2 only, pending arbitration, notwithstanding the arbitration provisions of Section 14.1 and the rules of any SRO.

11.0	THIRD-PARTY RELATIONS

11.1	Disclosure Of Relationship With ConvergEx.

Broker shall not hold itself out or represent to any third party, including Customers, that it is affiliated with or is the agent of ConvergEx. Notwithstanding the above, Broker may specifically represent that “customer accounts are cleared and settled by ConvergEx.” Any advertisement of Broker and its services that makes reference to ConvergEx shall be published only with ConvergEx’s prior written approval.

11.2	Non-Exclusivity.

This Agreement shall cover only the types of services set forth herein and is in no way intendednor shall it be construed to bestow upon Broker any special treatment regarding any other arrangements, agreements or understandings that presently exist or which may hereafter exist between the Broker and ConvergEx or any affiliate of ConvergEx. ConvergEx shall be under no obligation whatsoever to deal with Broker or any of its affiliates in any capacity other than as set forth in this Agreement.

In the event that ConvergEx makes available to Broker other services and Broker in turn makes such services available to Customers, Broker shall be responsible for the provision of such services to Customers and shall be liable to Customers in connection with the provision of such services.

11.3	Use of Third Party Services.

ConvergEx may. at its reasonable option, and consistent with common industry practice, retain one or more independent data processing or other service bureaus to perform functions (including, but not necessarily limited to securities depositories, such as DTC, or proxy mailing services) assigned to ConvergEx under this Agreement. If any such service bureau fails to perform an assigned function accurately, in accordance with specifications, or within the customary time periods, ConvergEx shall cause the service bureau to correct any error in its next regularly scheduled processing operation and to delivery any overdue work as soon as reasonably practicable. Except as stated in this subparagraph, ConvergEx shall not be responsible for any losses, damages, liability, or expenses claimed by Broker or its customers arising from any such failure beyond the amount of such losses, damages or expenses that ConvergEx is able to recover pursuant to the term of its agreement with such service bureau.

11.4	Prime Broker Notification.

Where Broker acts as an executing broker for Accounts that prime broker their securities away from ConvergEx (a “Prime Broker Customer”), Broker shall notify ConvergEx with respect to each account for which Broker intends to act as an executing broker and Broker shall be responsible for conducting its own credit review with respect to each such Prime Broker Customer. Broker shall promptly notify ConvergEx, but in no event later than 5:00 p.m. New York City time of the trade date, in a mutually acceptable fashion, of such trades in sufficient detail for ConvergEx to be able to report and transfer any trade executed by Broker on behalf of a Prime Broker Customer to the relevant prime broker. Broker understands and agrees that if the prime broker shall disaffirm or DK any trade executed by Broker on behalf of a Prime Broker Customer, Broker shall, if it has not already done so, open a margin account for such Prime Broker Customer in its range of accounts and shall transfer or deliver the trade to such margin account for the risk and expense of Broker to the same extent as for any Account pursuant to this Agreement. Broker agrees that all transactions for its Prime Broker Customers shall be conducted in accordance with the requirements of any Applicable Regulations, SEC “no-action” or interpretative letters or written policies, and rules or regulations governing prime broker transactions.

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11.5	Secondary or “Piggyback” Brokers.

Broker shall not introduce any Customer transactions for clearance, settlement or other services where such transactions are introduced to Broker by any other broker-dealer, whether registered with the SEC or not, or any other broker-dealer is sharing in any fees or commissions with Broker relating to said transactions, without the prior express written approval of ConvergEx, in its sole discretion.

12.0	PROPRIETARY ACCOUNTS OF INTRODUCING BROKER

12.1	PAIB Reserve Computation.

If it is subject to SEC Rule 15c3-l, Broker shall identify to ConvergEx in writing all accounts that are, or from time to time may be, proprietary accounts of Broker (“PAIB”), ConvergEx shall perform a computation for PAIB assets (“PAIB Reserve Computation”) of Broker in accordance with the customer reserve computation set forth in SEC Rule 15c3-3 (“customer reserve formula”) with the following modifications:

a.	Any credit (including a credit applied to reduce a debit) that is included in the customer reserve formula may not be included as a credit in the PAIB reserve computation:

b.	Neither note E(3) to Rule 15c3-3a, which reduces debit balances by 1% under the basic method, nor subparagraph (a)(1)(ii)(A) of Rule 15c3-1, which reduces debit balances by 3% under the alternative method, shall apply; and

c.	Neither Note E(l) to Rule 15c3-3a nor NYSE Interpretation /04 to Item 10 of Rule 15c3-3a regarding securities concentration charges shall apply.

12.2	All Proprietary Accounts.

The PAIB Reserve Computation shall include all proprietary accounts of Broker identified to ConvergEx, including without limitation the Settlement Account and the Cash Deposit. All PAIB assets shall be kept separate and distinct from customer assets under the customer reserve formula in Rule 15c3-3.

12.3	Time of Preparation.

The PAIB Reserve Computation shall be prepared within the same time frames as those prescribed by Rule 15c3-3 for the customer reserve formula.

12.4	Special Reserve Account for the Exclusive Benefit of Customers.

ConvergEx shall establish and maintain a separate “Special Reserve Account for the Exclusive Benefit of Customers” with a bank in conformity with the standards of paragraph (f) of Rule 15c3-3 (“PAIB Reserve Account”). Cash and/or qualified securities as defined in the customer reserve formula shall be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

12.5	Deposit Requirement.

If the PAIB Reserve Computation results in a deposit requirement, the requirement may be satisfied to the extent of any excess debit in the customer reserve formula of the same date. However, a deposit requirement resulting from the customer reserve formula shall not be satisfied with excess debits from the PAIB Reserve Computation. Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, ConvergEx shall by facsimile or telegram immediately notify its DEA and the Securities and Exchange Commission (“Commission”). Unless a corrective plan is found acceptable by the Commission and the DEA, ConvergEx shall provide written notification within 5 business days of the date of discovery to Broker that PAIB assets held by ConvergEx shall not be deemed allowable assets for net capital purposes. The notification shall also state that if Broker wishes to continue to count its PAIB assets as allowable, it has until the last business day of the month following the month in which the notification was made to transfer all PAIB assets to another clearing broker. However, if the deposit deficiency is remedied before the time at which Broker must transfer its PAIB assets to another clearing broker, the Broker may choose to keep its assets at ConvergEx.

12.6	DEA Notification.

Within two business days of entering into this Agreement, Broker shall notify its DEA in writing (with copy to ConvergEx) that it has entered into this PAIB agreement.

12.7	Treatment of Receivables.

Commissions receivable and other receivables of Broker from ConvergEx (excluding clearing deposits) that are otherwise allowable assets under the net capital rule may not be included in the PAIB Reserve Computation, provided the amounts have been clearly identified as receivables on the books and records of Broker and as payables on the books of ConvergEx.

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12.8	PAIB No-Action Letter.

The parties shall adhere to the terms of the PAIB No-Action Letter dated November 3, 1998, including the interpretations set forth therein, in all respects.

13.0	ORDER AUDIT TRAIL SYSTEM REPORTING

Unless otherwise agreed between the parties, Broker shall perform and be responsible for compliance with FINRA Rules 7410 through 7470, the Order Audit Trail System (“OATS”) rules with respect to all transactions executed by Broker.

14.0	MISCELLANEOUS

14.1	Arbitration.

Any dispute between Broker and ConvergEx (including any Indemnified Party) that cannot be amicably resolved shall be submitted to, and resolved by, binding arbitration pursuant to the arbitration rules of FINRA. The situs of any such arbitration hearing shall be New York, New York.

14.2	Provisional Judicial Remedies.

Notwithstanding the provisions of Section 14.1 that any dispute or controversy between the parties relating to or arising out of this Agreement shall be referred to and settled by arbitration, in connection with any breach by Broker of this provision, ConvergEx may at any time prior to the initial arbitration hearing pertaining to such dispute or controversy, by application to the United States District Court for the Southern District of New York or a State Court sitting in New York, New York, seek any temporary or provisional relief or remedy (“provisional remedy”) provided for by the laws of the United States of America or the laws of the State of New York as would be available in an action based upon such dispute or controversy in the absence of an agreement to arbitrate, The parties acknowledge and agree that it is their intention to have any such application for a provisional remedy decided by the court to which it is made and that such application shall not be referred to or settled by arbitration. No such application to either said court for a provisional remedy, nor any act or conduct by either party in furtherance of or in opposition to such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy with respect to which such application is made settled by arbitration.

14.3	Applicable Law.

This Agreement and the respective rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, exclusive of its conflict of law’s provisions.

14.4	Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the parties and to their respective successors and permitted assigns. Broker may not assign any of its rights or obligations hereunder without the prior written consent of ConvergEx.

14.5	Amendments.

This Agreement represents the entire Agreement between the parties with respect to the subject matter contained herein and supersedes any prior or contemporaneous agreements on the same subject matter. This Agreement may not be amended except by a writing signed by both parties hereto.

14.6	Training Expenses.

ConvergEx will provide such on-site training or other assistance it deems necessary for the effective use of the ConvergEx system. Broker shall be responsible for the prompt payment of all reasonable out-of-pocket expenses of ConvergEx incurred in connection with the training of Broker’s personnel, including but not limited to travel, lodging, meals, incidentals, and amounts paid by ConvergEx to third parties under contract to perform such services.

14.7	Severability.

If any provision or condition of this Agreement shall be held to be invalid or unenforceable, the validity or enforceability of the remaining provisions and conditions shall not be affected thereby.

14.8	Telephone Conversations.

The parties recognize that they are afforded protection by the recording of telephone conversations, and each party acknowledges, authorizes and consents to the other party’s recording of conversations by means of electronic telephone recording equipment, whether such conversations occur between officers, directors, partners, employees or other agents of ConvergEx or its affiliates and Broker. Each party understands that the other party may, in its sole discretion, tape record

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conversations without further notice or disclosure, without the use of an automatic tone warning device, and without assuming responsibility to make or retain such tape recordings. Each party hereby consents to such recording and will inform its employees, representatives and agents of this practice. Broker shall not have the right to receive a copy of any recorded telephone conversation. Broker acknowledges that ConvergEx may determine not to make or keep such recordings and such determination shall not in any way affect any party’s rights.

14.9	Survival.

The provisions of Sections 4.0, 7.0 et seq., 8.0 et seq., 9.0 et seq., and 14.0 et seq. shall survive any termination of this Agreement.

14.10	Notices.

Any notice or request required or permitted to be given under this Agreement shall he sufficient if in writing and sent by hand or by certified mail, with postage prepaid, return receipt requested, or any reputable overnight carrier that provides proof of receipt, to the parties at the following addresses:

If to ConvergEx:	If to Broker:

ConvergEx Execution Solutions LLC	Sidoti & Company LLC
1633 Broadway, 48th Floor	317 Madison Ave, Suite 1410
New York, NY 10019	New York, NY 10017
Attention: Barclay Frey
Email:Notices@convergex.com	Attention: CEO

Notwithstanding the foregoing, notices which are delivered by hand prior to 5:00 p.m. local time shall be deemed delivered on the date of actual delivery. Hand delivery after 5:00 p.m. local time shall be deemed delivered on the next business day. Notices delivered by mail shall be deemed delivered on the fifth business day after the date of mailing.

Either party may designate a new address and/or contact person by giving notice thereof to the other party by the methods provided above.

IN WITNESS WHEREOF, the parties have executed this Fully Disclosed Clearing Agreement as of the date first written above.

AGREED:

CONVERGEX EXECUTION SOLUTIONS LLC		Sidoti & Company LLC

By:		By:
Title:	MD	Title:	CEO

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Exhibit I

[Fee schedule]

Minimum Net Capital Amount per Section 1.6: $    3,000,000_________

Amount of Cash Deposit per Section 7.1: $    165,000_________

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